Exhibit 10.1

ADVISORY AGREEMENT

AMONG

STIRLING HOTELS & RESORTS, INC.,

STIRLING REIT OP, LP,

STIRLING TRS CORPORATION

AND

STIRLING REIT ADVISORS, LLC

i

ADVISORY AGREEMENT

THIS ADVISORY AGREEMENT (this “Agreement”), dated as of the 6th day of December, 2023 (the “Effective Date”), is by and among Stirling Hotels & Resorts, Inc., a Maryland corporation (the “Company”), Stirling REIT OP, LP, a Delaware limited partnership (the “Operating Partnership”), Stirling TRS Corporation, a Delaware corporation (“Stirling TRS”), and Stirling REIT Advisors, LLC, a Delaware limited liability company (the “Advisor”). Capitalized terms used herein shall have the meanings ascribed to them in Section 1 below.

W I T N E S S E T H

WHEREAS, the Company intends to qualify as a REIT, and to invest its funds in investments permitted by the terms of Sections 856 through 860 of the Code;

WHEREAS, the Company is the sole member of the general partner of the Operating Partnership and intends to conduct all of its business and make all or substantially all Investments through the Operating Partnership;

WHEREAS, the Company and the Operating Partnership desire to avail themselves of the knowledge, experience, sources of information, advice, assistance and certain facilities available to the Advisor and to have the Advisor undertake the duties and responsibilities hereinafter set forth, on behalf of, and subject to the supervision of, the Board, all as provided herein; and

WHEREAS, the Advisor is willing to undertake to render such services, subject to the supervision of the Board, on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the parties agree as follows:

1.          DEFINITIONS. As used in this Agreement, the following terms have the definitions hereinafter indicated:

“Acquisition Expenses” shall have the meaning set forth in the Charter.

“Advisor” shall mean Stirling REIT Advisors, LLC, a Delaware limited liability company.

“Advisor Expenses” shall have the meaning set forth in Section 11(a).

“Affiliate” shall have the meaning set forth in the Charter.

“Ashford” shall mean Ashford Inc.

“Assignor” shall have the meaning set forth in Section 17(b).

“Board” shall mean the board of directors of the Company, as of any particular time.

“Business Day” shall have the meaning set forth in the Charter.

“Bylaws” shall mean the bylaws of the Company, as amended from time to time.

“Cause” shall mean, with respect to the termination of this Agreement, fraud, criminal conduct or there is an event of any gross negligence, bad faith, willful misconduct or reckless disregard on the part of the Advisor in the performance of its duties under this Agreement.

“Charter” shall mean the Articles of Incorporation of the Company filed with the Maryland State Department of Assessments and Taxation in accordance with the Maryland General Corporation Law, as amended from time to time.

“Class D Common Shares” shall have the meaning set forth in the Charter.

“Class E Common Shares” shall have the meaning set forth in the Charter.

“Class I Common Shares” shall have the meaning set forth in the Charter.

“Class S Common Shares” shall have the meaning set forth in the Charter.

“Class T Common Shares” shall have the meaning set forth in the Charter.

“Class D NAV per Share” shall have the meaning set forth in the Charter.

“Class E NAV per Share” shall have the meaning set forth in the Charter.

“Class I NAV per Share” shall have the meaning set forth in the Charter.

“Class S NAV per Share” shall have the meaning set forth in the Charter.

“Class T NAV per Share” shall have the meaning set forth in the Charter.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Common Shares” shall have the meaning set forth in the Charter.

“Company” shall have the meaning set forth in the preamble of this Agreement.

“Company Management Fee” shall have the meaning set forth in Section 10(a).

“Dealer Manager” shall have the meaning set forth in the Charter.

“Director ” shall mean a member of the Board.

“Distribution Fee” shall have the meaning set forth in the Charter.

“Distributions” shall have the meaning set forth in the Charter.

“Effective Date” shall have the meaning set forth in the preamble of this Agreement.

“Exchange Act” shall have the meaning set forth in the Charter.

“Gross Proceeds” shall mean the aggregate purchase price of all Shares sold for the account of the Company through an Offering, without deduction for Selling Commissions.

“Independent Director” shall have the meaning set forth in the Charter.

“Initial Investment” shall have the meaning set forth in Section 23.

“Investment Company Act” shall mean the Investment Company Act of 1940, as amended.

“Investment Guidelines” shall mean the investment guidelines adopted by the Board, as amended from time to time, pursuant to which the Advisor has discretion to acquire and dispose of Investments for the Company without the prior approval of the Board.

“Investments” shall mean any investments by the Company or the Operating Partnership, directly or indirectly, in Property, Real Estate Related Assets or other assets.

“Joint Venture” shall have the meaning set forth in the Charter.

“Management Fee” shall have the meaning set forth in Section 10(a).

“Management Fee Shares” shall have the meaning set forth in Section 22.

“Master Hotel Management Agreement” shall mean that Hotel Master Management Agreement by and between Stirling TRS and Remington dated December 6, 2023.

“Master Project Management Agreement” shall mean that Master Project Management Agreement by and among Stirling TRS, any taxable REIT subsidiaries of the Operating Partnership, Premier and the Operating Partnership dated December 6, 2023.

“Mortgage” shall have the meaning set forth in the Charter.

“NAV” shall mean the net asset value of the Company or its Shares, of the Operating Partnership or its units, as applicable, calculated pursuant to the Valuation Guidelines.

“Net Income” shall have the meaning set forth in the Charter.

“Non-Assigning Party” shall have the meaning set forth in Section 17(b).

“Offering” shall have the meaning set forth in the Charter.

“OP Management Fee” shall have the meaning set forth in Section 10(a).

“Operating Partnership” shall have the meaning set forth in the preamble of this Agreement.

“Operating Partnership Agreement” shall mean the Limited Partnership Agreement of the Operating Partnership, as amended from time to time.

“Organization and Offering Expenses” shall have the meaning set forth in the Charter.

“Other Ashford Accounts” shall mean investment funds, programs, REITs, vehicles, products and/or other similar arrangements sponsored, advised or managed, directly or indirectly, by Ashford, whether currently in existence or subsequently established.

“Performance Allocation” shall have the meaning set forth in the Operating Partnership Agreement, and shall represent a special distribution amount equal to a formula based on the performance of the Operating Partnership that the special limited partner of the Operating Partnership will be entitled to receive.

“Person” shall mean an individual, corporation, business trust, estate, trust, partnership, joint venture, limited liability company or other legal entity.

“Premier” shall mean Premier Project Management LLC, a Maryland limited liability company.

“Property” shall have the meaning set forth in the Charter.

“Real Estate Related Securities” shall have the meaning set forth in the Charter.

“Real Estate Related Assets” shall mean any investments by the Company or the Operating Partnership in Mortgages and Real Estate Related Securities.

“REIT” shall have the meaning set forth in the Charter.

“Remington Hospitality” shall mean Remington Holdings, L.P., a Delaware limited partnership, or any of its subsidiaries.

“Securities Act” shall have the meaning set forth in the Charter.

“Selling Commissions” shall have the meaning set forth in the Charter.

“Shares” shall have the meaning set forth in the Charter.

“SRP” shall have the meaning set forth in Section 10(b).

“Stirling TRS” shall have the meaning set forth in the preamble of this Agreement.

“Stockholders” shall have the meaning set forth in the Charter.

“Termination Date” shall mean the date of termination of this Agreement or expiration of this Agreement in the event this Agreement is not renewed for an additional term.

“TRS Lessee” shall mean the taxable REIT subsidiary of the Operating Partnership formed in connection with the acquisition of a hotel.

“Valuation Guidelines” shall mean the valuation guidelines adopted by the Board, as amended from time to time.

2.          APPOINTMENT. The Company and the Operating Partnership hereby appoint the Advisor to serve as their external advisor on the terms and conditions set forth in this Agreement, and the Advisor hereby accepts such appointment.

3.          DUTIES OF THE ADVISOR. Subject to the oversight of the Board and the terms and conditions of this Agreement (including the Investment Guidelines) and consistent with the provisions of the Company’s most recent private placement memorandum or prospectus for the Shares, the Charter and Bylaws and the Operating Partnership Agreement, the Advisor will have plenary authority with respect to the management of the business and affairs of the Company and the Operating Partnership and will be responsible for implementing the investment strategy of the Company and the Operating Partnership. The Advisor will use commercially reasonable efforts to perform (or cause to be performed through one or more of its Affiliates or third parties) such services and activities relating to the selection of investments and rendering investment advice to the Company and the Operating Partnership as may be appropriate or otherwise mutually agreed from time to time, which may include, without limitation:

(a)        serving as an advisor to the Company and the Operating Partnership with respect to the establishment and periodic review of the Investment Guidelines for the Company’s and the Operating Partnership’s investments, financing activities and operations;

     (b)        sourcing, evaluating and monitoring the Company’s and Operating Partnership’s investment opportunities and executing the acquisition, management, financing and disposition of the Company’s and Operating Partnership’s assets, in accordance with the Company’s Investment Guidelines, policies and objectives and limitations, subject to oversight by the Board;

     (c)        with respect to prospective acquisitions, purchases, sales, exchanges or other dispositions of Investments, conducting negotiations on the Company’s and Operating Partnership’s behalf with sellers, purchasers, and other counterparties and, if applicable, their respective agents, advisors and representatives, and determining the structure and terms of such transactions;

     (d)        providing the Company with portfolio management and other related services;

     (e)        serving as the Company’s advisor with respect to decisions regarding any of the Company’s financings, hedging activities or borrowings, including (1) assisting the Company in developing criteria for debt and equity financing that is specifically tailored to the Company’s investment objectives, and (2) advising the Company with respect to obtaining appropriate financing for the Investments (which, in accordance with applicable law and the terms and conditions of this Agreement and the Charter and Bylaws, may include financing by the Advisor or its Affiliates) and (3) negotiating and entering into, on the Company’s and Operating Partnership’s behalf, financing arrangements (including one or more credit facilities), repurchase agreements, interest rate or currency swap agreements, hedging arrangements, foreign exchange transactions, derivative transactions, and other agreements and instruments required or appropriate in connection with the Company’s and Operating Partnership’s activities;

     (f)         engaging and supervising, on the Company’s and Operating Partnership’s behalf and at the Company’s and Operating Partnership’s expense, independent contractors, advisors, consultants, attorneys, accountants, administrators, auditors, appraisers, independent valuation agents, escrow agents and other service providers (which may include Affiliates of the Advisor) that provide various services with respect to the Company and Operating Partnership, including, without limitation, management companies, on-site managers, building and maintenance personnel, investment banking, securities brokerage, mortgage brokerage, credit analysis, risk management services, asset management services, loan servicing, other financial, legal or accounting services, due diligence services, underwriting review services, and all other services (including custody and transfer agent and registrar services) as may be required relating to the Company’s and Operating Partnership’s activities or Investments (or potential Investments);

     (g)        coordinating and managing operations of any Joint Venture or co-investment interests held by the Company or Operating Partnership and conducting matters with the Joint Venture or co-investment partners;

     (h)        communicating on the Company’s and Operating Partnership’s behalf with the holders of any of the Company’s equity or debt securities as required to satisfy the reporting and other requirements of any governmental bodies or agencies or trading markets and to maintain effective relations with such holders;

     (i)         advising the Company in connection with policy decisions to be made by the Board;

     (j)         engaging one or more subadvisors with respect to the management of the Company and Operating Partnership, including, where appropriate, Affiliates of the Advisor;

     (k)        evaluating and implementing hedging strategies and engaging in hedging activities on the Company’s and Operating Partnership’s behalf, consistent with the Company’s qualification as a REIT and with the Investment Guidelines;

     (l)         investing and reinvesting any moneys and securities of the Company and the Operating Partnership (including investing in short-term investments pending investment in other investments, payment of fees, costs and expenses, or payments of dividends or distributions to the Company’s stockholders and the Operating Partnership’s limited partners) and advising the Company as to the Company’s and Operating Partnership’s capital structure and capital raising;

     (m)       assisting the Company in determining valuations for the Company’s Property and Real Estate Related Assets, calculating the Class T NAV per Share, Class S NAV per Share, Class D NAV per Share, Class I NAV per Share and Class E NAV per Share in accordance with the Valuation Guidelines;

     (n)        providing input in connection with the third-party appraisals and valuations obtained pursuant to the Valuation Guidelines;

     (o)        monitoring the Company’s Property and Real Estate Related Assets for events that may be expected to have a material impact on the most recent estimated values;

     (p)        monitoring each third-party expert’s valuation process to ensure that it complies with the Valuation Guidelines;

     (q)       delivering to, or maintain on behalf of, the Company copies of appraisals or valuation reports obtained in connection with the investments in any Property or Real Estate Related Assets;

     (r)         as applicable, placing, or arranging for the placement of, orders of Real Estate Related Assets pursuant to the Advisor’s investment determinations for the Company and the Operating Partnership either directly with the issuer or with a broker or dealer (including any Affiliated broker or dealer);

     (s)        advising the Company regarding the Company’s ability to elect REIT status, and thereafter maintenance of the Company’s status as a REIT, and monitoring compliance with the various REIT qualification tests and other rules set out in the Code and the regulations promulgated thereunder;

     (t)         taking all necessary actions to enable the Company and the Operating Partnership to make required tax filings and reports, including soliciting Stockholders for required information to the extent provided by the REIT provisions of the Code;

     (u)       assisting the Company in maintaining the registration of the Shares under federal and state securities laws with respect to any Offering and complying with all federal, state and local regulatory requirements applicable to the Company with respect to any Offering and the Company’s business activities (including the Sarbanes-Oxley Act of 2002, as amended), including, with respect to any Offering, preparing or causing to be prepared (as applicable) the private placement memorandum, prospectus, supplements to the private placement memorandum or prospectus, post-effective amendments to the registration statement for any Offering and financial statements required under applicable regulations and contractual undertakings and all reports and documents, if any, required under the Securities Act and the Exchange Act; and

     (v)        performing such other services from time to time in connection with the management of the Company’s investment activities as the Board shall reasonably request and/or the Advisor shall deem appropriate under the particular circumstances.

4.          AUTHORITY OF ADVISOR.

     (a)        Pursuant to the terms of this Agreement (including the restrictions included in this Section 4 and in Section 7), and subject to the continuing and exclusive authority of the Board over the management of the Company, the Board (by virtue of its approval of this Agreement and authorization of the execution hereof by the officers of the Company) hereby delegates to the Advisor the authority to take, or cause to be taken, any and all actions and to execute and deliver any and all agreements, certificates, assignments, instruments or other documents and to do any and all things that, in the judgment of the Advisor, may be necessary or advisable in connection with the Advisor’s duties described in Section 3, including the making of any Investment that fits within the Company’s Investment Guidelines, objectives, policies and limitations and within the discretionary limits and authority as granted to the Advisor from time to time by the Board.

     (b)        Notwithstanding the foregoing, any Investment that does not fit within the Investment Guidelines will require the prior approval of the Board or any duly authorized committee of the Board, as the case may be. Except as otherwise set forth herein, in the Investment Guidelines or in the Charter, any Investment that fits within the Investment Guidelines may be made by the Advisor on the Company’s or the Operating Partnership’s behalf without the prior approval of the Board or any duly authorized committee of the Board.

     (c)        Subject to Section 13 herein, the prior approval of a majority of the Directors (including a majority of the Independent Directors) not otherwise interested in the transaction will be required for each transaction to which the Advisor or its Affiliates is a party.

     (d)        The Board will review the Investment Guidelines with sufficient frequency and at least annually and may, at any time upon the giving of notice to the Advisor, amend the Investment Guidelines; provided, however, that such modification or revocation shall be effective upon receipt by the Advisor or such later date as is specified by the Board and included in the notice provided to the Advisor and such modification or revocation shall not be applicable to investment transactions to which the Advisor has committed the Company or the Operating Partnership prior to the date of receipt by the Advisor of such notification, or if later, the effective date of such modification or revocation specified by the Board.

     (e)        The Advisor may retain, for and on behalf, and at the sole cost and expense, of the Company, such services as the Advisor deems necessary or advisable in connection with the management and operations of the Company, which may include Affiliates of the Advisor; provided, that subject to Section 13 herein, any such services may only be provided by Affiliates to the extent such services are approved by a majority of the Directors (including a majority of the Independent Directors). In performing its duties under Section 3, the Advisor shall be entitled to rely reasonably on qualified experts and professionals (including, without limitation, accountants, legal counsel and other professional service providers) hired by the Advisor at the Company’s sole cost and expense.

5.          BANK AND BROKERAGE ACCOUNTS. The Advisor may establish and maintain one or more bank or brokerage accounts in the name of the Company and the Operating Partnership and any subsidiary thereof and may collect and deposit into any such account or accounts, and disburse from any such account or accounts, any money on behalf of the Company or the Operating Partnership, consistent with the Advisor’s authority under this Agreement, provided that no funds shall be commingled with the funds of the Advisor; and the Advisor shall from time to time render, upon request by the Board, its audit committee or the auditors of the Company, appropriate accountings of such collections and payments to the Board, its audit committee and the auditors of the Company, as applicable.

6.          RECORDS; ACCESS. The Advisor shall maintain appropriate records of its activities hereunder and make such records available for inspection by the Board and by counsel, auditors and authorized agents of the Company, at any time or from time to time during normal business hours. The Advisor shall at all reasonable times have access to the books and records of the Company and the Operating Partnership.

7.          LIMITATIONS ON ACTIVITIES. The Advisor shall refrain from any action that, in its sole judgment made in good faith, (i) is not in compliance with the Investment Guidelines, (ii) would adversely and materially affect the qualification of the Company as a REIT under the Code or the Company’s and the Operating Partnership’s status as entities excepted from registration under the Investment Company Act, or (iii) would materially violate any law, rule or regulation of any governmental body or agency having jurisdiction over the Company and the Operating Partnership or of any exchange on which the securities of the Company may be listed or that would otherwise not be permitted by the Charter, Bylaws or Operating Partnership Agreement. If the Advisor is ordered to take any action by the Board, the Advisor shall seek to notify the Board if it is the Advisor’s reasonable judgment that such action would adversely and materially affect such status or violate any such law, rule or regulation or the Charter, Bylaws or Operating Partnership Agreement. Notwithstanding the foregoing, neither the Advisor nor any of its Affiliates shall be liable to the Company, the Operating Partnership, the Board, or the Stockholders for any act or omission by the Advisor or any of its Affiliates, except as provided in Section 20 of this Agreement.

8.          OTHER ACTIVITIES OF THE ADVISOR.

     (a)        Nothing in this Agreement shall (i) prevent the Advisor or any of its Affiliates, officers, directors or employees from engaging in other businesses or from rendering services of any kind to any other Person, whether or not the investment objectives or policies of any such other Person are similar to those of the Company, including, without limitation, the managing of any Other Ashford Accounts or the sponsorship of other programs, (ii) in any way bind or restrict the Advisor or any of its Affiliates or employees from buying, selling or trading any securities or commodities for their own accounts or for the account of others for whom the Advisor or any of its Affiliates, officers, directors or employees may be acting, or (iii) prevent the Advisor or any of its Affiliates, officers, directors or employees from receiving fees or other compensation or profits from such activities described in this Section 8(a) which shall be for the sole benefit of the Advisor (and/or its Affiliates or employees). While information and recommendations supplied to the Company shall, in the Advisor’s reasonable and good faith judgment, be appropriate under the circumstances and in light of the investment objectives and policies of the Company, such information and recommendations may be different in certain material respects from the information and recommendations supplied by the Advisor or any Affiliate of the Advisor to others (including, for greater certainty, the Other Ashford Accounts and their investors, as described more fully in Section 8(b)).

     (b)        The Advisor and the Company acknowledge and agree that, notwithstanding anything to the contrary contained herein, (i) Affiliates of the Advisor advise and/or manage Other Ashford Accounts and may in the future sponsor, advise and manage additional Other Ashford Accounts and sponsor other programs, (ii) this overlap will from time to time create conflicts of interest and (iii) in certain circumstances investment opportunities suitable for the Company will not be presented to the Company. The Advisor shall share information reasonably requested so that the Board can confirm that the allocation of investment opportunities among the Company and Other Ashford Accounts is consistent with the method described in the private placement memorandum and applied fairly to the Company.

     (c)        In connection with the services of the Advisor hereunder, the Company and the Board acknowledge and agree that (i) as part of Ashford’s regular businesses, personnel of the Advisor and its Affiliates may from time-to-time work on other projects and matters (including with respect to one or more Other Ashford Accounts), and that conflicts may arise with respect to the allocation of personnel between the Company on the one hand and one or more Other Ashford Accounts and/or the Advisor and such other Affiliates on the other hand, (ii) unless prohibited by the Charter, Other Ashford Accounts may invest, from time to time, in investments in which the Company also invests (including at a different level of an issuer’s capital structure (e.g., an investment by an Other Ashford Account in a debt or mezzanine interest with respect to the same entity in which the Company owns an equity interest or vice versa) or in a different tranche of equity or debt with respect to an issuer in which the Company has an interest) and while the Advisor and its Affiliates will seek to resolve any such conflicts in a fair and reasonable manner (subject to any priorities of Other Ashford Accounts) in accordance with its prevailing policies and procedures with respect to conflicts resolution among Other Ashford Accounts generally, such transactions are not required to be presented to the Board or any committee thereof for approval (unless otherwise required by the Charter or Investment Guidelines), and there can be no assurance that any conflicts will be resolved in the Company’s favor, (iii) the Company will from time to time pay fees to Affiliates of the Advisor for providing various services described in the private placement memorandum, which fees will be in addition to the compensation paid to the Advisor pursuant to Section 10 hereof, and (iv) the terms and conditions of the governing agreements of such Other Ashford Accounts (including with respect to the economic, reporting, and other rights afforded to investors in such Other Ashford Accounts) are materially different from the terms and conditions applicable to the Company and the Stockholders, and neither the Company nor the Stockholders (in such capacity) shall have the right to receive the benefit of any such different terms applicable to investors in such Other Ashford Accounts as a result of an investment in the Company or otherwise.

     (d)        Subject to Section 13 herein, the Advisor is not permitted to consummate on the Company’s behalf any transaction that involves Ashford, any Other Ashford Account or any of their Affiliates unless such transaction is approved by a majority of the Directors, including a majority of the Independent Directors.

     (e)        For the avoidance of doubt, it is understood that neither the Company nor the Board has the authority to determine the salary, bonus or any other compensation paid by the Advisor to any director, officer, member, partner, employee or stockholder of the Advisor or its Affiliates, including any person who is also a director or officer employee of the Company.

9.          DIRECTORS AND OFFICERS. Subject to Section 7 and to restrictions advisable with respect to the qualification of the Company as a REIT, directors, managers, officers and employees of the Advisor or an Affiliate of the Advisor or any corporate parent of an Affiliate of the Advisor, may serve as a Director or officer of the Company, except that no director, manager, officer or employee of the Advisor or its Affiliates who also is a Director or officer of the Company shall receive any compensation from the Company for serving as a Director or officer other than (a) reasonable reimbursement for travel and related expenses incurred in attending meetings of the Board or (b) as otherwise approved by the Board, including a majority of the Independent Directors, and no such Director shall be deemed an Independent Director for purposes of satisfying the Director independence requirement set forth in the Charter. For as long as this Agreement is in effect, the Advisor shall have the right to designate for nomination, subject to the ultimate approval of such nomination by the Board, the one director who is Affiliated with the Advisor to the slate of Directors to be voted on by the Stockholders at the Company’s annual meeting of Stockholders. The Board must also consult with the Advisor in connection with filling any vacancies created by the removal, resignation, retirement or death of any Director who is Affiliated with the Advisor until a successor is elected and qualifies.

10.        MANAGEMENT FEE.

     (a)        The Company will pay the Advisor a management fee (the “Company Management Fee”) equal to 1.25% of the aggregate NAV of the Company’s Class S Common Shares, Class T Common Shares, Class D Common Shares and Class I Common Shares per annum payable monthly, before giving effect to any accruals for the Management Fee, the Distribution Fees, the Performance Allocation or any Distributions. No Company Management Fee will be paid at any time with respect to Class E Common Shares. The Operating Partnership will pay the Advisor a management fee (the “OP Management Fee” and, together with the Company Management Fee, the “Management Fee”) equal to 1.25% of the aggregate NAV of the Operating Partnership attributable to Operating Partnership units held by unitholders other than the Company per annum payable monthly, before giving effect to any accruals for the Management Fee, the Distribution Fees, the Performance Allocation, any Distributions or any distributions on units of the Operating Partnership. No OP Management Fee will be paid at any time with respect to Class E units of the Operating Partnership. The Advisor shall receive the Management Fees as compensation for services rendered hereunder, monthly in arrears; provided that with the Advisor’s consent the Company and the Operating Partnership may defer such payments.

     (b)        The Company Management Fee may be paid, at the Advisor’s election, in cash or cash equivalent aggregate NAV amounts of Class E Common Shares or Class E units of the Operating Partnership. The OP Management Fee may be paid, at the Advisor’s election, in cash or cash equivalent aggregate NAV amounts of Class E units of the Operating Partnership. If the Advisor elects to receive any portion of its Management Fee in Class E Common Shares or Class E units of the Operating Partnership, the Advisor may elect to have the Company or the Operating Partnership repurchase such Class E Common Shares or Class E units of the Operating Partnership from the Advisor at a later date at a repurchase price per Class E Common Share or Class E unit, as applicable, equal to the NAV per Class E Common Share. Class E Common Shares and Class E units of the Operating Partnership obtained by the Advisor will not be subject to the repurchase limits of the Company’s share repurchase plan or any reduction or penalty for an early repurchase. The Operating Partnership will repurchase any such Operating Partnership units for cash unless the Board determines that any such repurchase for cash would be prohibited by applicable law or the Operating Partnership Agreement, in which case such Operating Partnership units will be repurchased for Class E Common Shares with an equivalent aggregate NAV.

     (c)        In the event this Agreement is terminated or its term expires without renewal, the Advisor will be entitled to receive its prorated Management Fee through the date of termination. Such pro ration shall take into account the number of days of any partial calendar month or calendar year for which this Agreement was in effect.

     (d)        In the event the Company or the Operating Partnership commences a liquidation of its Investments during any calendar year, the Company and the Operating Partnership will pay the Advisor the Management Fee from the proceeds of the liquidation.

11.        EXPENSES.

     (a)        Subject to Sections 4(e) and 11(b), the Advisor shall be responsible for the expenses related to any and all personnel of the Advisor who provide investment advisory services to the Company pursuant to this Agreement (including, without limitation, each of the officers of the Company and any Directors who are also directors, officers or employees of the Advisor or any of its Affiliates) as well as any expenses related to personnel of the Dealer Manager that the Advisor elects to pay, including, without limitation, salaries, bonus and other wages, payroll taxes and the cost of employee benefit plans of such personnel, costs of insurance with respect to such personnel and, with respect to personnel of the Dealer Manager, the travel, meal, lodging and entertainment expenses related to such personnel (“Advisor Expenses”).

     (b)        In addition to the compensation paid to the Advisor pursuant to Section 10 hereof, the Company or the Operating Partnership shall pay all of its costs and expenses directly or reimburse the Advisor or its Affiliates for costs and expenses of the Advisor and its Affiliates incurred on behalf of the Company (including, when such costs and expenses are for the benefit of the Company or the Operating Partnership on the one hand and the Advisor or its Affiliates or Other Ashford Accounts on the other hand, the Company’s and the Operating Partnership’s allocable share of such costs and expenses), other than Advisor Expenses. Without limiting the generality of the foregoing, it is specifically agreed that the following costs and expenses of the Company or the Operating Partnership are not Advisor Expenses and shall be paid by the Company or the Operating Partnership and shall not be paid by the Advisor or Affiliates of the Advisor:

  (i)        Organization and Offering Expenses; provided that within 60 days after the end of the month in which an Offering terminates, the Advisor shall reimburse the Company to the extent the Organization and Offering Expenses borne by the Company exceed 15.0% of the Gross Proceeds raised in the completed Offering;

  (ii)       Acquisition Expenses, subject to the limitations set forth in the Charter;

  (iii)       fees, costs and expenses in connection with the issuance and transaction costs incident to the trading, settling, disposition and financing of Investments (whether or not consummated), including brokerage commissions, hedging costs, prime brokerage fees, custodial expenses, clearing and settlement charges, forfeited deposits, and other investment costs fees and expenses actually incurred in connection with the pursuit, making, holding, settling, monitoring or disposing of actual or potential investments;

  (iv)      the actual cost of goods and services used by the Company and obtained from Persons not Affiliated with the Advisor, including fees paid to administrators, consultants, attorneys, technology providers and other services providers, and brokerage fees paid in connection with the purchase and sale of Investments;

  (v)       all fees, costs and expenses of legal, tax, accounting, consulting, auditing (including internal audit), finance, administrative, investment banking, capital market, transfer agency, escrow agency, custody, prime brokerage, asset management, property management, data or technology services and other non-investment advisory services rendered to the Company by the Advisor or its Affiliates in compliance with Section 4(e), including, without limitation, salaries, bonus and other wages, payroll taxes and the cost of employee benefit plans and insurance with respect to all personnel of the Advisor other than those who provide investment advisory services to the Company or serve as executive officers of the Company, as described above;

  (vi)      expenses of managing and operating the Company’s and the Operating Partnership’s Properties, whether payable to an Affiliate of the Advisor or a non-Affiliated Person;

  (vii)     the compensation and expenses of the Directors (excluding those directors who are directors, officers or employees of the Advisor) and the cost of liability insurance to indemnify Directors and the Company’s officers and expenses incurred in connection with the preparation of materials for meetings of the Board and its committees;

  (viii)    interest and fees and expenses arising out of borrowings made by the Company, including, but not limited to, costs associated with the establishment and maintenance of any of the Company’s credit facilities, other financing arrangements, or other indebtedness of the Company (including commitment fees, accounting fees, legal fees, closing and other similar costs) or any of the Company’s securities offerings, whether or not any facilities, arrangements or indebtedness are implemented or such securities are offered;

  (ix)       expenses connected with communications to holders of the Company’s securities or securities of the Subsidiaries and other bookkeeping and clerical work necessary in maintaining relations with holders of such securities and in complying with the continuous reporting and other requirements of governmental bodies or agencies, including, without limitation, all costs of preparing and filing required reports with the SEC, the costs payable by the Company to any transfer agent and registrar, expenses in connection with the listing and/or trading of the Company’s securities on any exchange, the fees payable by the Company to any such exchange in connection with its listing, costs of preparing, printing and mailing the Company’s annual report to the Stockholders and proxy materials with respect to any meeting of the Stockholders and any other reports or related statements;

  (x)        the Company’s allocable share of costs associated with technology-related expenses, including without limitation, any computer software or hardware, electronic equipment or purchased information technology services from third-party vendors or Affiliates of the Advisor, technology service providers and related software/hardware utilized in connection with the Company’s investment and operational activities, in each case specifically related to the business and operations of the Company, including as a public reporting company;

  (xi)       the Company’s allocable share of expenses incurred by managers, officers, personnel and agents of the Advisor for travel on the Company’s behalf and other out-of-pocket expenses incurred by them in connection with the purchase, financing, refinancing, sale or other disposition of an Investment;

  (xii)      expenses relating to compliance-related matters and regulatory filings relating to the Company’s activities;

  (xiii)     the costs of any litigation involving the Company or the Operating Partnership, their assets or their operations and the amount of any judgments or settlements paid in connection therewith, directors and officers, liability or other insurance and indemnification or extraordinary expense or liability relating to the affairs of the Company;

  (xiv)     all taxes and statutory, regulatory or license fees or other governmental charges;

  (xv)      all insurance costs incurred in connection with the operation of the Company’s business except for the costs attributable to the insurance that the Advisor elects to carry for itself and its personnel;

  (xvi)     expenses of managing, improving, developing, operating and selling Investments, whether payable to an Affiliate of the Advisor or a non-Affiliated Person;

  (xvii)    expenses connected with the payments of interest, dividends or distributions in cash or any other form authorized or caused to be made by the Board to or on account of holders of the Company’s securities, including, without limitation, in connection with any distribution reinvestment plan;

  (xviii)   any expenses incurred in connection with any audit or investigation or any judgment or settlement of pending or threatened proceedings (whether civil, criminal, regulatory or otherwise) against the Company or the Operating Partnership, or against any Director or officer of the Company or in his or her capacity as such for which the Company is required to indemnify such Director or officer by any court or governmental agency;

  (xix)     expenses incurred in connection with the formation, organization and continuation of any corporation, partnership, joint venture or other entity through which the Company’s Investments are made or in which any such entity invests;

  (xx)      expenses incurred related to industry association memberships or attending industry conferences on behalf of the Company; and

  (xxi)     all expenses incurred in connection with maintaining the status of the Company as a REIT.

     (c)        The Advisor may, at its option, elect not to seek reimbursement for certain expenses during a given period, which determination shall not be deemed to construe a waiver of reimbursement for similar expenses in future periods.

     (d)       Any reimbursement payments owed by the Company to the Advisor may be offset by the Advisor against amounts due to the Company from the Advisor. Cost and expense reimbursement to the Advisor shall be subject to adjustment at the end of each calendar year in connection with the annual audit of the Company.

     (e)        Notwithstanding the foregoing, the Advisor shall pay for all Organization and Offering Expenses (other than Selling Commissions and Distribution Fees) incurred prior to January 1, 2025. All Organization and Offering Expenses paid by the Advisor pursuant to this Section 11(e) shall be reimbursed by the Company to the Advisor in 60 equal monthly installments commencing January 2025.

     (f)         Notwithstanding anything herein to the contrary, the Advisor may pay for certain of the costs and expenses of the Company contemplated by Section 11(c) above (excluding Organization and Offering Expenses) incurred through December 31, 2024. All such expenses paid by the Advisor pursuant to this Section 11(f) shall be reimbursed by the Company to the Advisor in 60 equal monthly installments following such date.

12.        OTHER SERVICES. Subject to Section 13, should the Board request that the Advisor or any director, officer or employee thereof render services for the Company and the Operating Partnership other than set forth in Section 3, such services shall be separately compensated at such rates and in such amounts as are agreed by the Advisor and the Independent Directors, subject to any limitations contained in the Charter, and shall not be deemed to be services pursuant to the terms of this Agreement.

13.        EXCLUSIVITY.

     (a)        Subject to (b) hereunder, the Advisor, directly or through Affiliates, shall have exclusive rights to provide products and services to the Company as follows:

  (i)         for so long as the Master Hotel Management Agreement is in effect Remington Hospitality shall have the exclusive right to manage and operate the hotels acquired by the Company, and the Company agrees to cause the TRS Lessee for any hotel acquired by the Company to engage Remington Hospitality pursuant to the Master Hotel Management Agreement.

  (ii)        for so long as the Master Project Management Agreement is in effect Premier shall have the exclusive right to provide the management services as set forth in the Master Project Management Agreement for any hotels acquired by the Company, and the Company agrees to cause the TRS Lessee for any hotel acquired by the Company to engage Premier pursuant to the Master Project Management Agreement.

  (iii)       with respect to products or services not provided pursuant to this Agreement, the Master Hotel Management Agreement or the Master Project Management Agreement and which are described in the most recent private placement memorandum or prospectus for the Shares (these services, the “Additional Services”), the applicable Affiliate of the Advisor shall have the exclusive right to provide the Additional Services, and provided the terms of the Additional Services are the same or more favorable to the Company as those described in the most recent private placement memorandum or prospectus for the Shares, the Company agrees to engage the Advisor or its Affiliates to provide the Additional Services. For the avoidance of doubt, should the services or the terms on which the Additional Services are provided fall outside from what was disclosed in the most recent private placement memorandum or prospectus for the Shares, such services and/or revised terms must be approved by the Independent Directors.

     (b)        Notwithstanding the foregoing, the above exclusivity rights shall be of no force and effect under the following circumstances:

  (i)         the Company does not have the right to control the decision on the award of the applicable contract; or

  (ii)        the Independent Directors unanimously elect not to engage the Advisor or its Affiliates to provide the services or products contemplated herein.

14.        NO JOINT VENTURE. The Company and the Operating Partnership, on the one hand, and the Advisor on the other, are not partners or joint venturers with each other, and nothing in this Agreement shall be construed to make them such partners or joint venturers or impose any liability as such on either of them.

15.        TERM OF AGREEMENT. This Agreement shall continue in force for a period of one year from the Effective Date, subject to an unlimited number of successive, automatic one-year renewals unless terminated pursuant to Section 16 of this Agreement.

16.        TERMINATION BY THE PARTIES. This Agreement may be terminated (i) immediately by the Company or the Operating Partnership upon a material breach of this Agreement by the Advisor, (ii) immediately by the Company or the Operating Partnership for Cause or upon the bankruptcy of the Advisor; (iii) upon 60 days’ written notice without Cause or penalty by a majority vote of the Independent Directors; or (iv) upon 60 days’ written notice by the Advisor. The provisions of Sections 18 through 24 survive termination of this Agreement.

17.        ASSIGNMENT.

     (a)        This Agreement may be assigned by the Advisor to an Affiliate of the Advisor with the approval of a majority of the Directors (including a majority of the Independent Directors). The Advisor may assign any rights to receive fees or other payments under this Agreement to any Person without obtaining the consent of the Board. This Agreement shall not be assigned by the Company or the Operating Partnership without the approval of the Advisor, except in the case of an assignment by the Company or the Operating Partnership to a corporation or other organization which is a successor to all of the assets, rights and obligations of the Company or the Operating Partnership, in which case such successor organization shall be bound hereunder and by the terms of said assignment in the same manner as the Company and the Operating Partnership are bound by this Agreement. This Agreement shall be binding on successors to the Company resulting from a Change in Control or sale of all or substantially all the assets of the Company or the Operating Partnership, and shall likewise be binding on any successor to the Advisor.

     (b)       The Advisor and the Company or the Operating Partnership, as applicable, may also assign this Agreement or pledge and grant a security interest in such Agreement (for purposes of this Section 17(b), the “Assignor”) to any lender of the Assignor (the “Lender”) without the consent of the non-assigning party (for purposes of this Section 17(b) the “Non-Assigning Party”). The Advisor and the Company or the Operating Partnership, as applicable, agree at any time upon thirty (30) days’ prior written request to execute, acknowledge and deliver to Assignor or Lender, an estoppel certificate in writing (i) certifying that this Agreement is unmodified and in full force and effect (or if there have been modifications, that the Agreement is in full force and effect as modified and stating the modifications), (ii) stating whether or not, to the Non-Assignor’s knowledge, Assignor is in default of any covenant, agreement or condition contained in this Agreement, and if so, specifying each such default of which the Non-Assignor’s may have knowledge, (iii) stating the address to which notices the Non-Assignor’s shall be sent, and (iv) such other matters as are customary for such estoppel certificates or which Assignor or Lender may reasonably request.

18.        PAYMENTS TO AND DUTIES OF ADVISOR UPON TERMINATION.

     (a)        After the Termination Date, the Advisor shall not be entitled to compensation for further services hereunder except it shall be entitled to receive from the Company or the Operating Partnership within 30 days after the effective date of such termination all unpaid reimbursements of expenses and all earned but unpaid fees payable to the Advisor prior to termination of this Agreement.

     (b)        the Advisor shall promptly upon termination:

  (i)         pay over to the Company and the Operating Partnership all money collected and held for the account of the Company and the Operating Partnership pursuant to this Agreement, after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled;

  (ii)        deliver to the Board a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board;

  (iii)       deliver to the Board all assets, including all Investments, and documents of the Company and the Operating Partnership then in the custody of the Advisor; and

  (iv)      cooperate with, and take all reasonable actions requested by, the Company and Board in making an orderly transition of the advisory function, provided that, notwithstanding anything to the contrary in this Agreement, the Advisor and its Affiliates shall be reimbursed for all internal and third-party expenses incurred in connection with providing such transition (including salaries, benefits and overhead of personnel).

19.        INDEMNIFICATION BY THE COMPANY AND THE OPERATING PARTNERSHIP. The Company and the Operating Partnership shall indemnify and hold harmless the Advisor and its Affiliates, including their respective officers, directors, partners and employees, from all liability, claims, damages or losses arising in the performance of their duties hereunder, and related expenses, including reasonable attorneys’ fees, to the extent such liability, claims, damages or losses and related expenses are not fully reimbursed by insurance, and to the fullest extent possible without such indemnification being inconsistent with the laws of the State of Maryland and the Charter.

20.        INDEMNIFICATION BY ADVISOR. The Advisor shall indemnify and hold harmless the Company and the Operating Partnership from contract or other liability, claims, damages, taxes or losses and related expenses including attorneys’ fees, to the extent that (i) such liability, claims, damages, taxes or losses and related expenses are not fully reimbursed by insurance and (ii) are incurred by reason of the Advisor’s bad faith, fraud, willful misconduct, gross negligence or reckless disregard of its duties under this Agreement; provided, however, that the Advisor shall not be held responsible for any action or inaction of the Board in following or declining to follow any advice or recommendation given by the Advisor.

21.        NON-SOLICITATION. During the term of this Agreement and in the event of a termination without Cause of this Agreement by the Company pursuant to Section 16(iv) hereof, for two (2) years after the Termination Date, the Company shall not, without the consent of the Advisor, employ or otherwise retain any employee of the Advisor or any of its Affiliates or any person who has been employed by the Advisor or any of its Affiliates at any time within the two (2) year period immediately preceding the date on which such person commences employment with or is otherwise retained by the Company. The Company acknowledges and agrees that, in addition to any damages, the Advisor may be entitled to equitable relief for any violation of this Section 21 by the Company, including, without limitation, injunctive relief.

22.        REGISTRATION RIGHTS. With respect to any Class E Common Shares paid as a Company Management Fee (or received upon conversion of Class E units of the Operating Partnership paid as a Company Management Fee or OP Management Fee) (collectively, the “Management Fee Shares”), within six months after a listing on a national securities exchange of any class of Common Shares, the Advisor and the Company covenant and agree to negotiate in good faith and enter into a registration rights agreement for the Management Fee Shares with terms mutually agreeable to the Advisor and the Company. Such registration rights agreement shall be in customary form for agreements of this type entered into by REITs with institutional investors prior to an initial public offering and will provide for: (a) a long-form “demand” registration right exercisable once by the Advisor; (b) “shelf” registration rights so long as Form S-3 is available to the Company; (c) “piggy-back” registration rights; and (d) in the event of “underwriters’ cut-backs” in relation to a demand registration, a shelf registration or any piggyback registration, the ability of the Company to reduce the number of Management Fee Shares to be registered on a pro rata basis with other registering stockholders. If a Class of REIT Shares other than Management Fee Shares are listed, such registration rights agreement shall provide for conversion of Management Fee Shares to the Class of Common Shares which are listed based on the relative net asset value per share, determined on a consistent basis, and the registration rights above shall apply to the Common Shares received upon such conversion of Management Fee Shares.

23.        INITIAL INVESTMENT. One business day after the Effective Date, the Advisor or one of its Affiliates shall contribute $200,000 (the “Initial Investment”) in exchange for the issuance of units of the Operating Partnership. The Advisor or its Affiliates may not sell any of the units purchased with the Initial Investment while the Advisor acts in an advisory capacity to the Company. The restrictions included above shall not apply to any Shares or units acquired by the Advisor or its Affiliates other than the units acquired through the Initial Investment.

24.        MISCELLANEOUS.

     (a)        Notices. Any notice, report or other communication required or permitted to be given hereunder shall be in writing unless some other method of giving such notice, report or other communication is required by the Charter, the Bylaws, or accepted by the party to whom it is given, and shall be given by being delivered by hand, by courier or overnight carrier, by registered or certified mail, by electronic mail or posted on a password protected website maintained by the Advisor and for which the Company has received access instructions by electronic mail, when posted, using the contact information set forth herein:

The Company:	Stirling Hotels & Resorts, Inc. 14185 Dallas Parkway, Suite 1200 Dallas, TX 75254 Attn: General Counsel Email: arose@ashfordinc.com

with required copies to:	DLA Piper LLP (US) 4141 Parklake Avenue, Suite 300 Raleigh, North Carolina 27612-2350 Attention: Laura Sirianni Email: laura.sirianni@us.dlapiper.com

The Advisor:	Stirling REIT Advisors LLC 14185 Dallas Parkway, Suite 1200 Dallas, TX 75254 Attention: General Counsel Email: arose@ashfordinc.com

with required copies to:	DLA Piper LLP (US) 4141 Parklake Avenue, Suite 300 Raleigh, North Carolina 27612-2350 Attention: Laura Sirianni Email: laura.sirianni@us.dlapiper.com

Any party may at any time give notice in writing to the other parties of a change in its address for the purposes of this Section 24(a).

     (b)        Modification. This Agreement shall not be changed, modified, terminated, or discharged, in whole or in part, except by an instrument in writing signed by the parties hereto, or their respective successors or assignees.

     (c)        Severability. The provisions of this Agreement are independent of and severable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

     (d)        Governing Law; Exclusive Jurisdiction; Jury Trial. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Texas. The parties hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of Texas and the Federal courts of the United States of America located in the Northern District of Texas for purposes of any suit, action or other proceeding arising from this Agreement, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or thereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts. Each of the parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of any such dispute. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

     (e)        Entire Agreement. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

     (f)         Indulgences, Not Waivers. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

     (g)        Gender; Number. Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

     (h)        Headings. The titles and headings of Sections and Subsections contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.

     (i)         Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

* * * *

IN WITNESS WHEREOF, the parties hereto have executed this Advisory Agreement as of the date and year first above written.

Stirling Hotels & Resorts, Inc.

By:	/s/ Deric Eubanks
Name: Deric Eubanks
Title: President

Stirling REIT OP, LP

By:	Stirling OP General Partner LLC, as general partner

By:	/s/ Deric Eubanks
Name: Deric Eubanks
Title: President

Stirling TRS Corporation

By:	/s/ Stephen Zsigray
Name: Stephen Zsigray
Title: President

Stirling REIT Advisors LLC

By:	/s/ Alex Rose
Name: Alex Rose
Title: EVP, General Counsel and Secretary

[Signature Page to Advisory Agreement]